EXHIBIT 4.5

PROS HOLDINGS, INC.

MARKET STOCK UNITS GRANT NOTICE AND
MARKET STOCK UNITS AWARD AGREEMENT
INDUCEMENT AWARD

PROS Holdings, Inc., a Delaware corporation (the “Company”), hereby grants to the holder listed below (the “Participant”), an award (the “Award”) of Market Stock Units (the “Units”), which is a right to receive the value of one (1) share of Stock, on the terms and conditions set forth herein and in the Market Stock Units Award Agreement attached hereto (the “Award Agreement”), which are incorporated herein by reference. Unless otherwise defined herein, the terms defined in the Award Agreement shall have the same defined meanings in this Grant Notice.

Participant:	D. Blair Crump
Grant Date:	February 24, 2014
Target Number of Units:	75,000, subject to adjustment as provided by the Award Agreement.
Maximum Number of Units:	150,000, which is 200% of the Target Number of Units, subject to adjustment as provided by the Award Agreement.
Performance Period:	The Company fiscal years beginning on January 1, 2014 and ending December 31, 2016, subject to Section 6.2 and Section 6.3 of the Award Agreement.
Performance Measure:
The difference, measured in percentage points, for the Performance Period between the Company Total Stockholder Return and the Benchmark Index Total Return, both determined in accordance with Section 4 of the Award Agreement.

Benchmark Index:	The Russell 2000 Index (Bloomberg Symbol RTY)
Earned Units:
The number of Earned Units, if any (not to exceed the Maximum Number of Units), shall equal the product of (i) the Target Number of Units and (ii) the Relative Return Factor, as illustrated by Appendix A.

Relative Return Factor:
A percentage (rounded to the nearest 1/10th of 1% and not greater than 200% or less than 0%) equal to the sum of 100% plus the product of 4 multiplied by the difference (whether positive or negative) equal to (i) the Company Total Stockholder Return minus (ii) the Benchmark Index Total Return, as illustrated by Appendix A.

Vesting Date:	January 1, 2017, except as otherwise provided by the Award Agreement.
Vested Units:
Provided that the Participant’s Service has not terminated prior to the Vesting Date (except as otherwise provided by the Award Agreement), the Earned Units, if any, shall become Vested Units on the Vesting Date.

Settlement Date:	For each Vested Unit, except as otherwise provided by the Award Agreement, a date occurring no later than the 30th day following the Vesting Date.

By his or her signature below or by electronic acceptance or authentication in a form authorized by the Company, the Participant agrees to be bound by the terms and conditions of the Award Agreement and this Grant Notice. The Participant has reviewed the Award Agreement and this Grant Notice in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Grant Notice and fully understands all provisions of this Grant Notice and the Award Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Agreement or relating to the Units.

PROS HOLDINGS, INC.		PARTICIPANT
By:		By:
Print Name:		Print Name:	D. Blair Crump
Title:
Address:	3100 Main Street, Suite 900	Address:
Houston, TX 77002

ATTACHMENTS:	PROS Holdings, Inc. Market Stock Units Award Agreement and Prospectus

APPENDIX A
ILLUSTRATION OF RELATIVE RETURN FACTOR AND RESULTING NUMBER OF EARNED UNITS

Percentage Point Difference of Company TSR Over/Under Benchmark Index Total Return	Relative Return Factor	Earned Units (Per 1,000 Target Units)
100	200%	2,000
95	200%	2,000
90	200%	2,000
85	200%	2,000
80	200%	2,000
75	200%	2,000
70	200%	2,000
65	200%	2,000
60	200%	2,000
55	200%	2,000
50	200%	2,000
45	200%	2,000
40	200%	2,000
35	200%	2,000
30	200%	2,000
25	200%	2,000
20	180%	1,800
15	160%	1,600
10	140%	1,400
5	120%	1,200
4	116%	1,160
3	112%	1,120
2	108%	1,080
1	104%	1,040
0	100%	1,000
-1	96%	960
-2	92%	920
-3	88%	880
-4	84%	840
-5	80%	800
-10	60%	600
-15	40%	400
-20	20%	200
-25	0%	0
-30	0%	0
-35	0%	0
-40	0%	0
-45	0%	0
-50	0%	0
-55	0%	0
-60	0%	0
-65	0%	0
-70	0%	0
-75	0%	0
-80	0%	0
-85	0%	0
-90	0%	0
-95	0%	0
-100	0%	0

APPENDIX A CONTINUED

ILLUSTRATIONS OF CALCULATION OF EARNED UNITS
PER 1,000 TARGET UNITS

Company Total Stockholder Return Exceeds Benchmark Index Total Return

Assumptions:
PRO:
Average Per Share Closing Price (beginning)		$15.50
Average Per Share Closing Price (ending)		$20.50

Russell 2000 Index:
Average Closing Index Value (beginning)		718.26
Average Closing Index Value (ending)		900.00

Computations:

Company Total Stockholder Return	((20.50 / 15.50) - 1) x 100	32.26%

Benchmark Index Total Return	((900.00 / 718.26) - 1) x 100	25.30%

Relative Return Factor	100 + (4.0 x (32.26 - 25.30))	127.8%

Earned Units	1,000 x 127.8%	1,278

Company Total Stockholder Return Is Less Than Benchmark Index Total Return

Assumptions:

PRO:
Average Per Share Closing Price (beginning)		$15.50
Average Per Share Closing Price (ending)		$18.76

Russell 2000 Index:
Average Closing Index Value (beginning)		718.26
Average Closing Index Value (ending)		900.00

Computations:

Company Total Stockholder Return	((18.76 / 15.50) - 1) x 100	21.03%

Benchmark Index Total Return	((900.00 / 718.26) - 1) x 100	25.30%

Relative Return Factor	100 + (4.0 x (21.03 - 25.30)	82.9%

Earned Units	1,000 x 82.9%	829

APPENDIX B

ILLUSTRATION OF ADJUSTMENT TO AVERAGE PER SHARE CLOSING PRICE
TO REFLECT ASSUMED REINVESTMENT OF CASH DIVIDENDS AND DISTRIBUTIONS

1.	Assumptions:

•
For the purposes of this illustration only, the averaging periods for determination of the Average Per Share Closing Price and the Average Closing Index Value are assumed to be the 10-day periods ending on the first day of the Performance Period and the last day of the Performance Period.

•
The Company declares and pays a quarterly cash dividend of $0.20 per share throughout all periods relevant to this illustration, with ex-dividend dates occurring each year on or about March 28, June 28, September 28 and December 28.

•	On the ex-dividend date, the dividend paid is reinvested to purchase an additional fractional share.

•	The Performance Period begins on January 1, 2XX1 and ends on December 31, 2XX2

2.	Calculate Average Per Share Closing Price at the beginning of the Performance Period.

On the ex-dividend date occurring on December 28, 2XX0, assume that the dividend of $0.20 paid on one share is reinvested. Compute an adjusted Average Per Share Closing Price for the five trading days during the 10-day period ending 01/01/2XX1.

Trading Day	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares	Total Accumulated Value
12/23/2XX0	$15.34			1.000	$15.34
12/27/2XX0	$15.41			1.000	$15.41
12/28/2XX0	$14.80	$0.20	0.0135	1.0135	$15.00
12/29/2XX0	$15.13			1.0135	$15.33
12/30/2XX0	$14.88			1.0135	$15.08
Average Per Share Closing Price with Dividends Reinvested					$15.23

3.    Calculate Accumulated Shares During the Performance Period.

On each ex-dividend date during the Performance Period, assume that the dividend of $0.20 paid on one share is reinvested, and the fractional share is added to the 1.0135 accumulated shares determined during the initial averaging period.

Ex-Dividend Date	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares
03/28/2XX1	$15.97	$0.20	0.0125	1.0260
06/28/2XX1	$16.13	$0.20	0.0124	1.0384
09/28/2XX1	$16.69	$0.20	0.0120	1.0504
12/28/2XX1	$16.36	$0.20	0.0122	1.0626
03/28/2XX2	$17.20	$0.20	0.0116	1.0742
06/28/2XX2	$19.43	$0.20	0.0103	1.0845
09/27/2XX2	$18.85	$0.20	0.0106	1.0951
12/27/2XX2	$19.20	$0.20	0.0104	1.1055

4.	Calculate Average Per Share Closing Price at the end of the Performance Period.

On the ex-dividend date occurring on December 28, 2XX2, assume that the dividend of $0.20 paid on one share is reinvested, and the fractional share is added to the 1.0951 accumulated shares determined through the last ex-dividend date prior to the final averaging period. Compute an adjusted Average Per Share Closing Price for the six trading days during the 10-day period ending 12/31/2XX2.

Trading Day	Closing Price	Dividend Paid	Shares Purchased	Accumulated Shares	Total Accumulated Value
12/23/2XX2	$19.01			1.0951	$20.82
12/24/2XX2	$18.94			1.0951	$20.74
12/26/2XX2	$19.12			1.0951	$20.94
12/27/2XX2	$19.20	$0.20	0.0104	1.1055	$21.23
12/30//2XX2	$19.17			1.1055	$21.19
12/31/2XX2	$19.22			1.1055	$21.25
Average Per Share Closing Price with Dividends Reinvested					$21.03

PROS HOLDINGS, INC.

MARKET STOCK UNITS AWARD AGREEMENT
INDUCEMENT AWARD

PROS Holdings, Inc. (the “Company”) has granted on February 24, 2014 to the Participant named in the Market Stock Units Grant Notice (the “Grant Notice”) to which this Market Stock Units Award Agreement (this “Award Agreement”) is attached an Award consisting of Market Stock Units (the “Units”) subject to the terms and conditions set forth in the Grant Notice and this Award Agreement. This Award has not been granted pursuant to the PROS Holdings, Inc. 2007 Equity Incentive Plan or any other stock-based compensation plan of the Company. This Award is made in reliance on the shareholder approval exemption under NYSE Listed Company Manual Section 303A.08 applicable to inducement awards.
By signing the Grant Notice, the Participant: (a) acknowledges receipt of and represents that the Participant has read and is familiar with the Grant Notice, this Agreement and a prospectus for the Award prepared in connection with the registration with the Securities and Exchange Commission of the shares issuable pursuant to the Award (the “Award Prospectus”), (b) accepts the Award subject to all of the terms and conditions of the Grant Notice and this Agreement and (c) agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Grant Notice, this Agreement or the Award Prospectus.
1.Definitions and Construction
1.1    Definitions. Unless otherwise defined herein, capitalized terms shall have the meanings assigned to such terms in the Grant Notice.
(a)“Change in Control” means, unless such term or an equivalent term is otherwise defined with respect to an Award by a written contract of employment or service, the occurrence of any of the following:
(i)any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d‑3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company’s then‑outstanding securities entitled to vote generally in the election of directors of the Company; provided, however, that the following acquisitions shall not constitute a Change in Control: (1) an acquisition by any such person who on the Effective Date is the beneficial owner of more than fifty percent (50%) of such voting power, (2) any acquisition directly from the Company, including, without limitation, a public offering of securities, (3) any acquisition by the Company, (4) any acquisition by a trustee or other fiduciary under an employee benefit plan of a Participating Company or (5) any acquisition by an entity owned directly or indirectly by the stockholders of the Company in substantially the same proportions as their ownership of the voting securities of the Company; or
(ii)an Ownership Change Event or series of related Ownership Change Events (collectively, a “Transaction”) in which the stockholders of the Company immediately before the Transaction do not retain immediately after the Transaction direct or indirect beneficial ownership of more than fifty percent (50%) of the total combined voting power of the outstanding securities entitled to vote generally in the election of directors of the Company or, in the case of an Ownership Change Event described in Section 1.1(i)(iii), the entity to which the assets of the Company were transferred (the “Transferee”), as the case may be; or
(iii)a liquidation or dissolution of the Company; provided, however, that a Change in Control shall be deemed not to include a transaction described in subsections (i) or (ii) of this Section 1.1(a) in which a majority of the members of the board of directors of the continuing, surviving or successor entity, or parent thereof, immediately after such transaction is comprised of Incumbent Directors. Notwithstanding the foregoing, to the extent that any amount constituting Section 409A Deferred Compensation would become payable under this Agreement by reason of a Change in Control, such amount shall become payable only if the event constituting a Change in Control would also constitute a change in ownership or effective control of the Company or a change in the ownership of a substantial portion of the assets of the Company within the meaning of Section 409A.
For purposes of the preceding sentence, indirect beneficial ownership shall include, without limitation, an interest resulting from ownership of the voting securities of one or more corporations or other business entities which own the Company or the Transferee, as the case may be, either directly or through one or more subsidiary corporations or other business entities. The Committee shall have the right to determine whether multiple sales or exchanges of the voting securities of the Company or multiple Ownership Change Events are related, and its determination shall be final, binding and conclusive.
(b)“Code” means the Internal Revenue Code of 1986, as amended, and any applicable regulations promulgated thereunder.
(c)“Committee” means the Compensation Committee and such other committee or subcommittee of the Board, if any, duly appointed to administer the Agreement and having such powers in each instance as shall be specified by the Board. If, at any time, there is no committee of the Board then authorized or properly constituted to administer the Agreement, the Board shall exercise all of the powers of the Committee granted herein, and, in any event, the Board may in its discretion exercise any or all of such powers.
(d)“Company” means PROS Holdings, Inc., a Delaware corporation, or any successor corporation thereto.
(e)“Exchange Act” means the Securities Exchange Act of 1934, as amended.
(f)“Fair Market Value” means, as of any date, the value of a share of Stock or other property as determined by the Committee, in its discretion, or by the Company, in its discretion, if such determination is expressly allocated to the Company herein, subject to the following:
(i)Except as otherwise determined by the Committee, if, on such date, the Stock is listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be the closing price of a share of Stock (or the mean of the closing bid and asked prices of a share of Stock if the Stock is so quoted instead) as quoted on the national or regional securities exchange or market system constituting the primary market for the Stock, as reported in The Wall Street Journal or such other source as the Company deems reliable. If the relevant date does not fall on a day on which the Stock has traded on such securities exchange or market system, the date on which the Fair Market Value shall be established shall be the last day on which the Stock was so traded prior to the relevant date, or such other appropriate day as shall be determined by the Committee, in its discretion.
(ii)Notwithstanding the foregoing, the Committee may, in its discretion, determine the Fair Market Value on the basis of the opening, closing, or average of the high and low sale prices of a share of Stock on such date or the preceding trading day, the actual sale price of a share of Stock received by a Participant, any other reasonable basis using actual transactions in the Stock as reported on a national or regional securities exchange or market system and consistently applied, or on any other basis consistent with the requirements of Section 409A. The Committee may also determine the Fair Market Value upon the average selling price of the Stock during a specified period that is within thirty (30) days before or thirty (30) days after such date. The Committee may vary its method of determination of the Fair Market Value as provided in this Section for different purposes under this Agreement to the extent consistent with the requirements of Section 409A.
(iii)If, on such date, the Stock is not listed on a national or regional securities exchange or market system, the Fair Market Value of a share of Stock shall be as determined by the Committee in good faith without regard to any restriction other than a restriction which, by its terms, will never lapse, and in a manner consistent with the requirements of Section 409A.
(g)“Incumbent Director” means a director who either (i) is a member of the Board as of the Effective Date or (ii) is elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination, but who was not elected or nominated in connection with an actual or threatened proxy contest relating to the election of directors of the Company.
(h)Ownership Change Event” means the occurrence of any of the following with respect to the Company: (i) the direct or indirect sale or exchange in a single or series of related transactions by the stockholders of the Company of more than fifty percent (50%) of the voting stock of the Company; (ii) a merger or consolidation in which the Company is a party; or (iii) the sale, exchange, or transfer of all or substantially all of the assets of the Company (other than a sale, exchange or transfer to one or more subsidiaries of the Company).

(i)“Participating Company” means the Company or any parent corporation or subsidiary corporation the Company.
(j)“Participating Company Group” means, at any point in time, all entities collectively which are then Participating Companies.
(k)“Service” means the Participant’s employment or service with the Participating Company Group, whether in the capacity of an employee, a director or a consultant. The Participant’s Service shall not be deemed to have terminated merely because of a change in the capacity in which the Participant renders such Service or a change in the Participating. Company for which the Participant renders such Service, provided that there is no interruption or termination of the Participant’s Service. Furthermore, the Participant’s Service shall not be deemed to have terminated if the Participant takes any military leave, sick leave, or other bona fide leave of absence approved by the Company. Notwithstanding the foregoing, unless otherwise designated by the Company or required by law, a leave of absence shall not be treated as Service for purposes of determining vesting under the Award. The Participant’s Service shall be deemed to have terminated either upon an actual termination of Service or upon the entity for which the Participant performs Service ceasing to be a Participating Company. Subject to the foregoing, the Company, in its discretion, shall determine whether the Participant’s Service has terminated and the effective date of such termination.
(l)“Stock” means the common stock of the Company, as adjusted from time to time in accordance with Section 10.
(m) “Units” mean the Restricted Stock Units originally granted pursuant to the Award as shall be adjusted from time to time pursuant to Section10.
2.Administration.
All questions of interpretation concerning the Grant Notice and this Agreement shall be determined by the Committee. All determinations by the Committee shall be final and binding upon all persons having an interest in the Award. Any officer of the Company shall have the authority to act on behalf of the Company with respect to any matter, right, obligation, or election which is the responsibility of or which is allocated to the Company herein, provided the officer has apparent authority with respect to such matter, right, obligation, or election.
3.The Award.
The Company hereby awards to the Participant the Target Number of Units set forth in the Grant Notice, which, depending on the extent to which a Performance Goal (as described herein) is attained during the Performance Period, may result in the Participant earning as little as zero (0) Units or as many as the Maximum Number of Units. Subject to the terms of this Award Agreement, each Unit, to the extent it is earned and becomes a Vested Unit, represents a right to receive on the Settlement Date one (1) share of Stock or, at the discretion of the Committee, the Fair Market Value thereof in cash. Unless and until a Unit has been determined to be an Earned Unit and has vested and become a Vested Unit as set forth in the Grant Notice, the Participant will have no right to settlement of such Units. Prior to settlement of any earned and vested Units, such Units will represent an unfunded and unsecured obligation of the Company.
4.Measurement of Performance Measure.
The components of Performance Measure shall be determined for the Performance Period in accordance with the following:
4.1.“Company Total Stockholder Return” means the percentage point increase or decrease in (a) the Average Per Share Closing Price for the 90 calendar day period ending on the last day of the Performance Period over (b) the Average Per Share Closing Price for the 90 calendar day period ending on the first day of the Performance Period.
4.2.“Average Per Share Closing Price” means the average of the daily closing prices per share of Stock as reported on the New York Stock Exchange for all trading days falling within an applicable 90 calendar day periods described in Section 4.1. The Average Per Share Closing Price shall be adjusted in each case to reflect an assumed reinvestment, as of the of applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders, as applicable, during the 90 calendar day period ending on the first day of the Performance Period and during the

Performance Period. The method of adjustment of the Average Per Share Closing Price to reflect the assumed reinvestment of cash dividends and other cash distributions to stockholders is illustrated in Appendix B to the Grant Notice.
4.3.“Benchmark Index Total Return” means the percentage point increase or decrease in (a) the Average Closing Index Value for the 90 calendar day period ending on the last day of the Performance Period over (b) the Average Closing Index Value for the 90 calendar day period ending on the first day of the Performance Period.
4.4.“Average Closing Index Value” means the average of the daily closing index values of the Benchmark Index for all trading days falling within an applicable 90 calendar day period described in Section 4.3.
5.Committee Certification of Earned Units.
5.1Level of Performance Measure Attained. As soon as practicable following completion of the Performance Period, but in any event no later than the Settlement Date, the Committee shall certify in writing the level of attainment of the Performance Measure during the Performance Period, the resulting Relative Return Factor and the number of Units which have become Earned Units.
5.2Adjustment for Leave of Absence or Part-Time Work. Unless otherwise required by law or Company policy, if the Participant takes one or more unpaid leaves of absence in excess of thirty (30) days in the aggregate during the Performance Period, the number of Units which would otherwise become Earned Units shall be prorated on the basis of the number of days of the Participant’s Service during the Performance Period during which the Participant was not on an unpaid leave of absence. Unless otherwise required by law or Company policy, if the Participant commences working on a part-time basis during the Performance Period, the Committee may, in its discretion, reduce on a pro rata basis (reflecting the portion of the Performance Period worked by the Participant on a full-time equivalent basis) the number of Units which would otherwise become Earned Units, or provide that the number of Units which would otherwise become Earned Units shall be reduced as provided by the terms of an agreement between the Participant and the Company pertaining to the Participant’s part-time schedule.
6.Vesting of Earned Units.
6.1Normal Vesting. Except as otherwise provided by this Award Agreement, Earned Units shall vest and become Vested Units as provided in the Grant Notice.
6.2Vesting Upon a Change in Control. In the event of a Change in Control, the vesting of Earned Units shall be determined in accordance with Section 12.1.
6.3Vesting Upon Involuntary Termination in Anticipation of a Change in Control. In the event that Participant’s Service is terminated by the Company other than for Cause, excluding as a result of the Participant’s death or Disability (an “Involuntary Termination”), and such Involuntary termination either (a) occurred within the one hundred twenty (120) day period prior to the effective date of a Change in Control or (b) is demonstrated by the Participant to the reasonable satisfaction of the Committee to have been at the request of a third party who is a party to such Change in Control (in either case, an “Involuntary Termination in Anticipation of a Change in Control”), then the vesting of Earned Units shall be determined in accordance with Section 12.2.
6.4Vesting Upon Involuntary Termination Following a Change in Control. In the event that upon or within twelve (12) months following the effective date of a Change in Control, the Participant’s Service terminates due to Involuntary Termination, then the vesting of Earned Units shall be determined in accordance with Section 12.3.
7.Termination of Service.
Unless otherwise specified in an employment agreement or other written agreement between the Company and the Participant which is applicable to this Award, in the event that the Participant’s Service terminates for any reason, with or without cause, other than as described in Section 6.3 or 6.4, the Participant shall forfeit and the Company shall automatically reacquire all Units which are not, as of the time of such termination, Vested Units, and the Participant shall not be entitled to any payment therefor.

8.Settlement of the Award.
8.1Issuance of Shares of Common Stock or Cash Equivalent. Subject to the provisions of Section 8.3 and Section 9 below, the Company shall issue to the Participant on the Settlement Date with respect to each Vested Unit to be settled on such date one (1) share of Stock. Shares issued in settlement of Vested Units shall not be subject to any restriction on transfer other than any such restriction as may be required pursuant to Section 8.3. At the discretion of the Committee, payment with respect to all or any portion of the Vested Units may be made in a lump sum cash payment in an amount equal to the Fair Market Value, determined as of the Settlement Date, of the shares of Stock or other securities or property otherwise issuable in settlement of such Vested Units.
8.2Beneficial Ownership of Shares; Certificate Registration. The Participant hereby authorizes the Company, in its sole discretion, to deposit for the benefit of the Participant with a Company-designated brokerage firm or, at the Company’s discretion, any other broker with which the Participant has an account relationship of which the Company has notice any or all shares acquired by the Participant pursuant to the settlement of the Award. Except as provided by the preceding sentence, a certificate for the shares as to which the Award is settled shall be registered in the name of the Participant, or, if applicable, in the names of the Participant’s Heirs.
8.3Restrictions on Grant of the Award and Issuance of Shares. The grant of the Award and issuance of shares of Stock upon settlement of the Award shall be subject to compliance with all applicable requirements of U.S. federal, state or foreign law with respect to such securities. No shares may be issued hereunder if the issuance of such shares would constitute a violation of any applicable U.S. federal, state or foreign securities laws or other laws or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company’s legal counsel to be necessary to the lawful issuance of any shares subject to the Award shall relieve the Company of any liability in respect of the failure to issue such shares as to which such requisite authority shall not have been obtained. As a condition to the settlement of the Award, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect thereto as may be requested by the Company. Further, regardless of whether the transfer or issuance of the shares to be issued pursuant to the Units has been registered under the Securities Act or has been registered or qualified under the securities laws of any State, the Company may impose additional restrictions upon the sale, pledge, or other transfer of the shares (including the placement of appropriate legends on stock certificates and the issuance of stop-transfer instructions to the Company’s transfer agent) if, in the judgment of the Company and the Company’s counsel, such restrictions are necessary in order to achieve compliance with the provisions of the Securities Act, the securities laws of any State, or any other law.
8.4Fractional Shares. The Company shall not be required to issue fractional shares upon the settlement of the Award.
9.Tax Withholding and Advice.
9.1In General. Subject to Section 9.2, at the time the Grant Notice is executed, or at any time thereafter as requested by the Company, the Participant hereby authorizes withholding from payroll and any other amounts payable to the Participant, and otherwise agrees to make adequate provision for, any sums required to satisfy the U.S. federal, state, and local taxes and (if applicable) taxes imposed by jurisdictions outside of the United States (including income tax, social insurance contributions, payment on account and any other taxes) and required by law to be withheld with respect to any taxable event arising as a result of this Agreement (referred to herein as “Tax-Related Items”).
9.2Withholding of Taxes. The Company or any other Participating Company, as appropriate, shall have the authority and the right to deduct or withhold, or require the Participant to remit to the applicable Participating Company, an amount sufficient to satisfy applicable Tax-Related Items or to take such other action as may be necessary in the opinion of the applicable Participating Company to satisfy such Tax-Related Items (including hypothetical withholding tax amounts if the Participant is covered under a Company tax equalization policy). In this regard, the Participant authorizes the applicable Participating Company or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:
(a)withholding from the Participant’s wages or other cash compensation paid to the Participant by the applicable Participating Company; or

(b)withholding from proceeds of the sale of shares acquired upon vesting and settlement of the Units, either through a voluntary sale or through a mandatory sale arranged by the Company (on the Participant’s behalf pursuant to this authorization); or
(c)withholding in shares to be issued upon vesting and settlement of the Units; or
(d)direct payment from the Participant.
To avoid negative accounting treatment, the Company may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the Participant is covered by a Company tax equalization policy, the Participant agrees to pay to the Company any additional hypothetical tax obligation calculated and paid under the terms and conditions of such tax equalization policy. Finally, the Participant shall pay to the applicable Participating Company any amount of Tax-Related Items that the Participating Company may be required to withhold as a result of this Agreement that cannot be satisfied by the means previously described. The Company may refuse to issue or deliver the shares that may be issued in connection with the settlement of the Units if the Participant fails to comply with his or her Tax-Related Items obligations.
9.3Tax Advice. The Participant represents, warrants and acknowledges that the Company has made no warranties or representations to the Participant with respect to the income tax consequences of the transactions contemplated by this Award Agreement, and the Participant is in no manner relying on the Company or the Company’s representatives for an assessment of such tax consequences. THE PARTICIPANT UNDERSTANDS THAT THE TAX LAWS AND REGULATIONS ARE SUBJECT TO CHANGE. THE PARTICIPANT SHOULD CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE UNITS. NOTHING STATED HEREIN IS INTENDED OR WRITTEN TO BE USED, AND CANNOT BE USED, FOR THE PURPOSE OF AVOIDING TAXPAYER PENALTIES.
10.Adjustments for Changes in Capital Structure.
Subject to any required action by the stockholders of the Company, in the event of any change in the Stock effected without receipt of consideration by the Company, whether through merger, consolidation, reorganization, reincorporation, recapitalization, reclassification, stock dividend, stock split, reverse stock split, split-up, split-off, spin-off, combination of shares, exchange of shares, or similar change in the capital structure of the Company, or in the event of payment of a dividend or distribution to the stockholders of the Company in a form other than Stock (excepting normal cash dividends) that has a material effect on the Fair Market Value of shares of Stock, appropriate and proportionate adjustments shall be made in the number of Units subject to the Award and/or the number and kind of shares to be issued in settlement of the Award, in order to prevent dilution or enlargement of the Participant’s rights under the Award. For purposes of the foregoing, conversion of any convertible securities of the Company shall not be treated as “effected without receipt of consideration by the Company.” Any and all, new, substituted or additional securities or other property to which the Participant is entitled by reason of ownership to shares acquired pursuant to the Award will be immediately subject to the provisions of this Award on the same basis as all shares originally acquired hereunder. Any fractional Unit or share resulting from an adjustment pursuant to this Section shall be rounded down to the nearest whole number. Such adjustments shall be determined by the Committee, and its determination shall be final, binding and conclusive.
11.Authorization to Release Necessary Personal Information.
The Participant hereby authorizes and directs the Participant’s employer to collect, use and transfer in electronic or other form, any personal information (the “Data”) regarding the Participant’s Service, the nature and amount of the Participant’s compensation and the fact and conditions of this Agreement (including, but not limited to, the Participant’s name, home address, telephone number, date of birth, social security number (or any other social or national identification number), salary, nationality, job title, number of shares held and the details of all Units or any other entitlement to shares awarded, cancelled, exercised, vested, unvested or outstanding) for the purpose of implementing, administering and managing this Agreement. The Participant understands that the Data may be transferred to the Company or any other Participating Company, or to any third parties assisting in the implementation, administration and management of this Agreement, including any requisite transfer to a brokerage firm or other third party assisting with administration of the Award or with whom shares acquired upon settlement of this Award or cash from the sale of such shares may be deposited. The Participant acknowledges that recipients of the Data may be located in different countries, and those countries may have data privacy laws and protections different from those in the country of the Participant’s residence. Furthermore, the Participant acknowledges and understands that the transfer of the Data to the Company or any of other Participating Company, or to any third parties is necessary for purposes of this Agreement. The Participant may at any time withdraw the consents herein, by contacting the Company’s stock administration department in writing. The Participant further acknowledges that withdrawal of consent may affect the Participant’s ability to realize benefits from the Award and this Agreement.
12.Change in Control.
In the event of a Change in Control, this Section 12 shall determine the treatment of the Units which have not otherwise become Vested Units, except as otherwise determined in accordance with and employment agreement or other agreement between the Company and the Participant which is applicable to this Award.
12.1Effect of Change in Control on Award. In the event of a Change in Control, the Performance Period shall end on the day immediately preceding the Change in Control (the “Adjusted Performance Period”). The number of Earned Units and the vesting of those Units shall be determined for the Adjusted Performance Period in accordance with the following:
(a)Earned Units. In the Committee’s determination of the number of Earned Units for the Adjusted Performance Period, the following modifications shall be made to the components of the Relative Return Factor:
(i)The Company Total Stockholder Return shall be determined as provided by Section 4.1, except that the Average Per Share Closing Price for the 90 calendar day period ending on the last day of the Adjusted Performance Period shall be replaced with the price per share of Stock to be paid to the holder thereof in accordance with the definitive agreement governing the transaction constituting the Change in Control (or, in the absence of such agreement, the closing price per share of Stock as reported on the New York Stock Exchange for the last trading day of the Adjusted Performance Period), adjusted to reflect an assumed reinvestment, as of the applicable ex-dividend date, of all cash dividends and other cash distributions (excluding cash distributions resulting from share repurchases or redemptions by the Company) paid to stockholders during the Adjusted Performance Period, as illustrated in Section 4.2.
(ii)The Benchmark Index Total Return shall be determined as provided by Section 4.3, except that for the purposes of clause (a) thereof, the Average Closing Index Value shall be determined for the 90 calendar day period ending on the last day of the Adjusted Performance Period.
(b)Vested Units. Except as provided by Section 12.2, as of the last day of the Adjusted Performance Period and provided that the Participant’s Service has not terminated prior to such date, a portion of the Earned Units determined in accordance with Section 12.1(a) shall become Vested Units (the “Accelerated Units”), with such portion determined by multiplying the total number of Earned Units by a fraction, the numerator of which equals the number of days contained in the Adjusted Performance Period and the denominator of which equals the number of days contained in the original Performance Period determined without regard to this Section. The Accelerated Units shall be settled in accordance Section 8 immediately prior to the consummation of the Change in Control. Except as otherwise provided by Section 12.3, that portion of the Earned Units determined in accordance with Section 12.1(a) in excess of the number of Accelerated Units shall become Vested Units on the Vesting Date of the original Performance Period determined without regard to this Section, provided that the Participant’s Service has not terminated prior to such Vesting Date. Such Vested Units shall be settled on the Settlement Date in accordance with Section 8, provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock).
12.2Involuntary Termination in Anticipation of a Change in Control. In the event that Participant’s Service terminates due to Involuntary Termination in Anticipation of a Change in Control, the number of Earned Units shall be determined in the manner specified by Section 6.3 as of the day immediately preceding the Change in Control, with respect to an Adjusted Performance Period ending on such day. The number of Earned Units so determined shall vest in full and become Vested Units, and such Vested Units shall be settled in accordance Section 8 immediately prior to the consummation of the Change in Control.

12.3Involuntary Termination Following Change in Control. In the event that upon or within twelve (12) months following the effective date of the Change in Control, the Participant’s Service terminates due to Involuntary Termination, the vesting of the Earned Units determined in accordance with Section 6.4 in excess of the number of Accelerated Units shall be deemed Vested Units effective as of the date of the Participant’s Involuntary Termination and shall be settled in accordance with Section 8, treating the date of the Participant’s termination of Service as the Vesting Date, and provided that payment for each Vested Unit shall be made in the amount and in the form of the consideration (whether stock, cash, other securities or property or a combination thereof) to which a holder of a share of Stock on the effective date of the Change in Control was entitled (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares of Stock).
13.Delivery of Documents and Notices. Any document relating to the Award or any notice required or permitted hereunder shall be given in writing and shall be deemed effectively given (except to the extent that this Agreement provides for effectiveness only upon actual receipt of such notice) upon personal delivery, electronic delivery at the e-mail address, if any, provided for the Participant by a Participating Company, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, or with a nationally recognized overnight courier service, with postage and fees prepaid, addressed to the other party at the address shown below that party’s signature to the Grant Notice or at such other address as such party may designate in writing from time to time to the other party.
(a)Description of Electronic Delivery. The Award documents, which may include but do not necessarily include: the Grant Notice, this Agreement, the Award Prospectus, and any reports of the Company provided generally to the Company’s stockholders, may be delivered to the Participant electronically. In addition, the Participant may deliver electronically the Grant Notice to the Company or to such third party involved in administering the Award as the Company may designate from time to time. Such means of electronic delivery may include but do not necessarily include the delivery of a link to a Company intranet or the Internet site of a third party involved in administering the Award, the delivery of the document via e-mail or such other means of electronic delivery specified by the Company.
(b)Consent to Electronic Delivery. The Participant acknowledges that the Participant has read Section 13(a) of this Agreement and consents to the electronic delivery of the Award documents, as described in Section 13(a). The Participant acknowledges that he or she may receive from the Company a paper copy of any documents delivered electronically at no cost to the Participant by contacting the Company by telephone or in writing. The Participant further acknowledges that the Participant will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails. Similarly, the Participant understands that the Participant must provide the Company or any designated third party administrator with a paper copy of any documents if the attempted electronic delivery of such documents fails. The Participant may revoke his or her consent to the electronic delivery of documents described in Section 13(a) or may change the electronic mail address to which such documents are to be delivered (if Participant has provided an electronic mail address) at any time by notifying the Company of such revoked consent or revised e-mail address by telephone, postal service or electronic mail. Finally, the Participant understands that he or she is not required to consent to electronic delivery of documents described in Section 13(a).
14.No Entitlement or claims for compensation.
14.1.The Participant’s rights, if any, in respect of or in connection with the Units are derived solely from the discretionary decision of the Company to permit the Participant to benefit from a discretionary Award. By accepting the Units, the Participant expressly acknowledges that there is no obligation on the part of the Company to grant any additional Units or other Awards to the Participant. The Units are not intended to be compensation of a continuing or recurring nature, or part of the Participant’s normal or expected compensation, and in no way represents any portion of the Participant’s salary, compensation, or other remuneration for purposes of pension benefits, severance, redundancy, resignation or any other purpose.
14.2.Neither this Agreement nor the Units shall be deemed to give the Participant a right to remain an Employee, Director or Consultant of the Company or any other Participating Company. The Participating Company Group reserves the right to terminate the Service of the Participant at any time, with or without cause, and for any reason, subject to applicable laws, the Company’s Certificate of Incorporation and Bylaws and a written employment agreement (if any), and the Participant shall be deemed irrevocably to have waived any claim to damages or specific performance for breach of contract or dismissal, compensation for loss of office, tort or otherwise with respect to this Agreement, the Units or any other outstanding Award that is forfeited and/or is terminated by its terms or to any future Award.
15.Rights as a Stockholder.
The Participant shall have no rights as a stockholder with respect to any shares which may be issued in settlement of this Award until the date of the issuance of a certificate for such shares (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company). No adjustment shall be made for dividends, dividend equivalents, distributions or other rights for which the record date is prior to the date such certificate is issued, except as provided in Section 11.
16.Miscellaneous Provisions.
16.1.Amendment. The Committee may amend this Award Agreement at any time; provided, however, that no such amendment may adversely affect the Participant’s rights under this Award Agreement without the consent of the Participant, except to the extent such amendment is necessary to comply with applicable law, including, but not limited to, Code Section 409A. No amendment or addition to this Award Agreement shall be effective unless in writing.
16.2.Nontransferability of the Award. Prior to the issuance of shares on the applicable Settlement Date, no right or interest of the Participant in the Award nor any shares issuable on settlement of the Award shall be in any manner pledged, encumbered, or hypothecated to or in favor of any party other than the Company or shall become subject to any lien, obligation, or liability of such Participant to any other party other than the Company. Except as otherwise provided by the Committee, no Award shall be assigned, transferred or otherwise disposed of other than by will or the laws of descent and distribution. All rights with respect to the Award shall be exercisable during the Participant’s lifetime only by the Participant or the Participant’s guardian or legal representative.
16.3.Further Instruments. The parties hereto agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Award Agreement.
16.4.Binding Effect. This Award Agreement shall inure to the benefit of the successors and assigns of the Company and, subject to the restrictions on transfer set forth herein, be binding upon the Participant and the Participant’s heirs, executors, administrators, successors and assigns.
16.5.Notices. Any notice required to be given or delivered to the Company under the terms of this Award Agreement shall be in writing and addressed to the Company at its principal corporate offices. Any notice required to be given or delivered to the Participant shall be in writing and addressed to the Participant at the address maintained for the Participant in the Company’s records or at the address of the local office of the Company or of any other Participating Company at which the Participant works.
16.6.Construction of Award Agreement. The Grant Notice and this Award Agreement, and the Units evidenced hereby (i) are made and granted pursuant to this Agreement and are in all respects limited by and subject to the terms of this Agreement, and (ii) constitute the entire agreement between the Participant and the Company on the subject matter hereof and supersede all proposals, written or oral, and all other communications between the parties related to the subject matter. All decisions of the Committee with respect to any question or issue arising under the Grant Notice or this Award Agreement shall be conclusive and binding on all persons having an interest in the Units.
16.7.Governing Law. The interpretation, performance and enforcement of this Award Agreement shall be governed by the laws of the State of Texas, U.S.A. without regard to the conflict-of-laws rules thereof or of any other jurisdiction.
16.8.Section 409A.
(a)Compliance with Code Section 409A. Notwithstanding any other provision, this Award Agreement or the Grant Notice, this Agreement and the Grant Notice shall be interpreted in accordance with, and incorporate the terms and conditions required by, Code Section 409A (together with any Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued after the date hereof). The vesting and settlement of

Units awarded pursuant to this Award Agreement are intended to qualify for the “short-term deferral” exemption from Code Section 409A. The Company reserves the right, to the extent the Company deems necessary or advisable in its sole discretion, to unilaterally amend or modify this Award Agreement to ensure that the Units qualify for exemption from or comply with Code Section 409A; provided, however, that the Company makes no representations that the Units will be exempt from Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Units.
(b)Separation from Service; Required Delay in Payment to Specified Employee. Notwithstanding anything set forth herein to the contrary, no amount payable pursuant to this Agreement on account of the Participant’s termination of Service which constitutes a “deferral of compensation” within the meaning of Code Section 409A shall be paid unless and until the Participant has incurred a “separation from service” within the meaning of Code Section 409A. Furthermore, to the extent that the Participant is a “specified employee” within the meaning of Code Section 409A as of the date of the Participant’s separation from service, no amount that constitutes a deferral of compensation which is payable on account of the Participant’s separation from service shall paid to the Participant before the date (the “Delayed Payment Date”) which is the first day of the seventh month after the date of the Participant’s separation from service or, if earlier, the date of the Participant’s death following such separation from service. All such amounts that would, but for this Section, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.
16.9.Administration. The Committee shall have the power to interpret this Award Agreement and to adopt such rules for the administration, interpretation and application of this Award Agreement as are consistent therewith and to interpret, amend or revoke any such rules. All actions taken and all interpretations and determinations made by the Committee in good faith shall be final and binding upon the Participant, the Company and all other interested persons. No member of the Committee or the Board shall be personally liable for any action, determination or interpretation made in good faith with respect to this Award Agreement or the Units.
16.10.Counterparts. The Grant Notice may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
16.11.Severability. If any provision of this Award Agreement is held to be unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties to the extent possible. In any event, all other provisions of this Award Agreement shall be deemed valid and enforceable to the full extent possible.
16.12.Relocation Outside the United States. If the Participant relocates to a country outside the United States, the Company reserves the right to impose other requirements on this Agreement, on the Units and on any shares acquired pursuant to this Agreement, to the extent the Company determines necessary or advisable in order to comply with local law or facilitate this Agreement, and to require the Participant to sign any additional agreements or undertakings that may be necessary to accomplish the foregoing.